Exhibit 99.1

    Steelcase Reports Fourth Quarter and Full Fiscal Year 2004 Results

    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--March 29, 2004--Steelcase Inc. (NYSE:SCS) today reported revenue totaling $563.4 million for its fourth quarter ended Feb. 27, 2004. Revenue for this 13-week quarter was 9.7 percent less than the prior year 14-week quarter. Excluding the impact of the extra week, revenue declined by 2.7 percent. Also, fourth quarter revenue benefited by $12.1 million versus the prior year from favorable currency translation effects in the company's International segment. Fourth quarter revenues were below the company's previous estimates.
    Two of the company's segments showed year-on-year revenue increases in the quarter, adjusting for the extra week in the fourth quarter of fiscal 2003. On this basis, International sales were up
10.5 percent compared to the prior year, with a modest 1.0 percent increase over the prior year without the currency translation benefit. Adjusting for the extra week, Steelcase Design Partnership sales increased 2.6 percent versus the prior year - the first year-on-year increase for that segment since the fourth quarter of fiscal 2001 - while revenues for the North America segment declined 8.9 percent in the same period.
    Steelcase reported a net loss of $(18.4) million, or $(0.13) per share for the fourth quarter of fiscal 2004. The net loss before cumulative effect of accounting change related to FIN 46, "Consolidation of Variable Interest Entities," was $(14.2) million, or $(0.10) per share, in line with the company's prior estimate of $(0.06) to $(0.11) per share. Reported results include the effect of lower revenues, continued pricing pressure and ongoing inefficiencies related to plant consolidations. In the previous year, Steelcase reported net income of $17.6 million, or $0.12 per share, driven primarily by a gain from the sale of real estate and a curtailment gain on post-retirement benefits.
    Reported results reflect after-tax restructuring and other charges of $(13.0) million, primarily related to the North America and International segments. These charges were less than anticipated because severance costs that were originally expected in the fourth quarter, related to previously announced plant consolidations, are now expected to be booked in fiscal 2005. The company benefited from favorable tax liability adjustments totaling $15.9 million after-tax. These adjustments, which were higher than anticipated, related to a recently completed tax audit and to the year-end reconciliation of the tax provision and related liability. The total of these charges and tax adjustments resulted in a net after-tax gain of $2.9 million, compared to the company's previous estimate of $(3) to $(8) million in after-tax charges.
    During the quarter, the company adopted FIN 46, which required the company to capitalize leases related to the company aircraft. The rule change had no impact on cash flow, but had the effect of increasing fixed assets by $41.3 million and debt by $48.0 million. The pre-tax difference of $6.7 million resulted in a $4.2 million after-tax charge which was reflected as a cumulative effect of accounting change.
    Unrelated to FIN 46, the company also consolidated the balance sheets of eight dealers due to a change in the nature of the company's control of these dealerships. The company's investments in these dealerships were previously reported using the equity method. This consolidation had no effect on total shareholders' equity, but did increase total assets and total liabilities by approximately $11 million. There was no effect on revenue or net income (loss) in the fourth quarter.

    Fiscal Year 2004 Results

    The company reported fiscal 2004 revenue of $2.35 billion. Revenue for this 52-week year was 7.3 percent less than the prior 53-week year. Excluding the impact of the extra week, revenue declined by 5.6 percent. Fiscal 2004 revenue benefited by $77.1 million versus the prior year from favorable currency translation effects in the International segment.
    Steelcase reported a net loss of $(23.2) million, or $(0.16) per share in fiscal 2004 compared with a net loss of $(266.1) million, or $(1.80) per share in the prior year. The net loss from continuing operations was $(41.4) million or $(0.28) per share in fiscal 2004 compared to $(40.9) million or $(0.28) per share in fiscal 2003.
    Restructuring and other charges in fiscal 2004 totaled $(45.4) million pre-tax. This includes $(40.6) million charged to cost of sales and $(9.1) million charged to operating expenses. The company also recorded $4.3 million of gains in non-operating income. The charges were primarily for severance and asset impairments related to workforce reductions and the company's ongoing facility rationalization and consolidation initiatives. The non-operating gains were primarily generated from real estate and leased asset sales.
    Steelcase increased cash and cash equivalents to $262 million at the end of fiscal 2004, more than doubling the $129 million at the end of fiscal 2003. Debt outstanding was $354 million, including $48 million related to the effect of implementing FIN 46, as previously mentioned.
    "We continued to strengthen our balance sheet this quarter," said James Keane, chief financial officer. "We have the highest cash balance since Steelcase became a public company."
    "We knew this past year would be a time to focus on restructuring and cost reduction," said Jim Hackett, president and chief executive officer. "We made substantial progress on the reinvention of many aspects of our industrial system and, at the same time, continued to invest in our future."

    Outlook

    Order rates in North America have strengthened in March, in line with seasonal patterns. For the first quarter of fiscal 2005, Steelcase expects revenues to be slightly higher than in the fourth quarter of fiscal 2004, and compared to the same period in the prior year. This would be the first quarterly year-on-year sales increase for the company in three years. This estimate does not take into account the newly consolidated dealerships discussed earlier, which will add approximately $15 to $25 million of revenue per quarter, with no corresponding impact on net income.
    The company anticipates a first quarter after-tax loss in the range of $(0.09) to $(0.14) per share. Included in this estimate are restructuring charges in the range of $(3) to $(6) million after-tax and a $(2) to $(3) million after-tax impact of rising steel prices.
    To offset the impact of these price increases, Steelcase recently announced a temporary surcharge on customer orders placed after April 25, 2004. The surcharge is not expected to materially affect first quarter revenue.
    Fiscal 2005 revenue, excluding revenue from newly consolidated dealers, is expected to be higher than in fiscal 2004, but lower than originally estimated. Second-half revenue is expected to be stronger than the first half of the year. After the first quarter, which is discussed above, quarterly revenue is expected to be approximately at the level needed to break even before restructuring charges. For the year, the company expects to report a net loss, including restructuring costs that are estimated at $(10) to $(15) million after-tax. The net loss is expected to be a significant improvement over fiscal 2004. Rising steel costs and continued pricing pressure are expected to negatively impact variable margins early in the year, while previously announced manufacturing consolidation will reduce fixed costs later in the year.
    Mr. Hackett concluded, "I'm extremely proud of Steelcase employees, who have continued to focus on improving profitability in a challenging economic climate, and I'm pleased that we're now seeing indications that the recession in our industry is abating and we see modest revenue improvement in the coming year. We have strategies in place to grow revenue regardless of when the industry rebounds. We are targeting key market segments and launching new products at NeoCon that will expand our ability to help customers address workplace effectiveness and efficiency."

    Webcast

    Steelcase will webcast its conference call reviewing fourth quarter and full year fiscal 2004 financial results on Tuesday, March 30, at 11:00 a.m. EDT. Links to the webcast are available at www.steelcase.com. Accompanying presentation slides will be available on the company's website shortly before the start of the webcast. A replay of the webcast can be accessed on the site after the call through April 30, 2004.


Reconciliation of Revenue
(in millions)

                     Three Months Ended        Twelve Months Ended
                   ----------------------- ---------------------------
                   Feb 27, Feb 28, Percent  Feb 27,   Feb 28,  Percent
  Steelcase Inc.    2004    2003   Change     2004     2003    Change
------------------ ------- ------- ------- --------- --------- -------

Revenue, as
 reported (1)      $563.4  $623.8   (9.7)% $2,345.6  $2,529.9   (7.3)%
Less: adjustment
 for extra week        --   (44.6)               --     (44.6)
                   ------- -------         --------- ---------
   Revenue, as
    adjusted       $563.4  $579.2   (2.7)% $2,345.6  $2,485.3   (5.6)%
                   ======= =======         ========= =========

(1) Revenue, as reported includes the benefit of favorable currency translation in the International segment of $12.1 million for the fourth quarter of fiscal 2004 and $77.1 million for fiscal 2004 compared to the same periods of fiscal 2003.


                        Three Months Ended      Three Months Ended
                      ----------------------- -----------------------
                      Feb 27, Feb 28,         Feb 27, Feb 28,
                       2004    2003            2004    2003
                       (13     (14    Percent  (13     (13    Percent
                       weeks)  weeks) Change   weeks)  weeks) Change
                      ------- ------- ------- ------- ------- -------

North America         $301.8  $356.6  (15.4)% $301.8  $331.1   (8.9)%
Steelcase Design
 Partnership            64.9    68.1    (4.7)   64.9    63.2     2.6
International          140.7   137.1     2.6   140.7   127.3    10.5
Other                   56.0    62.0    (9.7)   56.0    57.6    (2.7)
                      ------- ------- ------- ------- ------- -------

Consolidated Revenue  $563.4  $623.8   (9.7)% $563.4  $579.2   (2.7)%
                      ======= ======= ======= ======= ======= =======


                  Twelve Months Ended         Twelve Months Ended
              --------------------------- ---------------------------
               Feb 27,   Feb 28,           Feb 27,   Feb 28,
                2004      2003              2004      2003
                (52       (53     Percent   (52       (52     Percent
                weeks)    weeks)  Change    weeks)    weeks)  Change
              --------- --------- ------- --------- --------- -------

North America $1,280.4  $1,497.9  (14.5)% $1,280.4  $1,472.4  (13.0)%
Steelcase
 Design
 Partnership     275.6     291.2    (5.4)    275.6     286.3    (3.7)
International    539.2     485.9    11.0     539.2     476.1    13.3
Other            250.4     254.9    (1.8)    250.4     250.5      --
              --------- --------- ------- --------- --------- -------

Consolidated
 Revenue      $2,345.6  $2,529.9   (7.3)% $2,345.6  $2,485.3   (5.6)%
              ========= ========= ======= ========= ========= =======



                        Three Months Ended      Twelve Months Ended
                      ----------------------- -----------------------
                      Feb 27, Feb 28, Percent Feb 27, Feb 28, Percent
International Segment  2004    2003   Change   2004    2003   Change
--------------------- ------- ------- ------- ------- ------- -------

Revenue, as reported  $140.7  $137.1     2.6% $539.2  $485.9    11.0%
Less: adjustment for
 extra week               --    (9.8)             --    (9.8)
                      ------- -------         ------- -------
   Subtotal            140.7   127.3    10.5%  539.2   476.1    13.3%

Less: adjustment to
 restate fiscal 2004
 revenue at fiscal
 2003 foreign
 currency rates        (12.1)     --           (77.1)     --
                      ------- -------         ------- -------
   Total              $128.6  $127.3     1.0% $462.1  $476.1   (2.9)%
                      ======= =======         ======= =======



Selected (Charges) and Gains
(in millions)

                             Three Months Ended  Twelve Months Ended
                            -------------------- -------------------
                             Feb 27,    Feb 28,  Feb 27,   Feb 28,
                              2004        2003    2004      2003
                            ---------- --------- ------- ----------

Operating:
 North America                 $(13.4)    $11.5  $(24.1)    $(20.4)
 Steelcase Design Partnership    (0.4)     (0.7)   (1.1)      (1.4)
 International                   (7.1)     (9.7)  (21.9)     (17.8)
 Other                            0.1      (1.0)   (2.6)     (11.0)
                            ---------- --------- ------- ----------
   Sub-total                    (20.8)      0.1   (49.7)     (50.6)


Non-operating                      --      23.6     4.3       17.0
                            ---------- --------- ------- ----------

Total, pre-tax                  (20.8)     23.7   (45.4)     (33.6)
                            ---------- --------- ------- ----------
Total, after-tax                (13.0)     14.8   (28.4)     (21.0)

Other - tax adjustments (2)      15.9        --     5.3         --
                            ---------- --------- ------- ----------

Total, after-tax                 $2.9     $14.8  $(23.1)    $(21.0)
                            ========== ========= ======= ==========

(2) The company recorded taxes at a 37.5 percent effective tax rate in the first three quarters of fiscal 2004. Year-end tax provision adjustments resulted in an actual tax rate of 55 percent for fiscal 2004. The $10.6 million impact of the year-end adjustments does not affect the comparison to fiscal 2003.



Business Segment Results
(in millions)

                         Fourth Quarter         Sequential Quarters
                       Three Months Ended        Three Months Ended
                    ------------------------  -----------------------
                    Feb 27, Feb 28,  % Inc    Feb 27,  Nov 28,  % Inc
                     2004    2003    (Dec)     2004     2003    (Dec)
                    ------- -------  -------  -------  ------- -------
Revenue
North America (1)   $301.8  $356.6   (15.4)%   $301.8  $336.4  (10.3)%
Steelcase Design
 Partnership (2)      64.9    68.1    (4.7)%     64.9    70.3   (7.7)%
International (3)    140.7   137.1     2.6 %    140.7   148.2   (5.1)%
Other (4) (6)         56.0    62.0    (9.7)%     56.0    59.6   (6.0)%
                    ------  ------             ------  ------
  Consolidated
   Revenue          $563.4  $623.8    (9.7)%   $563.4  $614.5   (8.3)%
                    ======  ======             ======  ======
Operating Income(5)
North America       $(28.7) $ 18.1             $(28.7) $ (2.3)
Steelcase Design
 Partnership           2.3    (1.4)               2.3     3.0
International         (9.5)   (5.7)              (9.5)   (1.6)
Other (6)             (4.5)   (5.9)              (4.5)   (5.1)
                    ------  ------             ------  ------
  Consolidated
   Operating Loss   $(40.4) $  5.1             $(40.4) $ (6.0)
                    ======= ======             ======= =======

Operating Margin
 Percent             (7.2)%    0.8%             (7.2)%  (1.0)%


                                         Year-to-Date
                                      Twelve Months Ended
                               ----------------------------------
                                 Feb 27,    Feb 28,       % Inc
                                   2004       2003        (Dec)
                                ---------  ---------     -------
Revenue
North America (1)               $ 1,280.4  $ 1,497.9     (14.5)%
Steelcase Design Partnership (2)    275.6      291.2      (5.4)%
International (3)                   539.2      485.9       11.0%
Other (4) (6)                       250.4      254.9      (1.8)%
                                ---------  ---------
  Consolidated Revenue          $ 2,345.6  $ 2,529.9      (7.3)%

Operating Income (5)
North America                   $   (46.9) $   (19.1)
Steelcase Design Partnership         12.8       14.5
International                       (27.5)     (27.1)
Other (6)                           (11.9)     (29.4)
                                ---------- ----------
  Consolidated Operating Loss   $   (73.5) $   (61.1)
                                ========== ==========

Operating Margin Percent            (3.1)%     (2.4)%


Business Segment Footnotes
(1) North America business segment includes the company's Steelcase and Turnstone brands and consolidated dealers in the U.S. and Canada.
(2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and Vecta.
(3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
(4) Other includes Steelcase Financial Services, PolyVision and IDEO subsidiaries, other ventures and unallocated corporate expenses. Steelcase Financial Services was a reporting segment in fiscal 2003 and is now included in Other because revenue and assets fall below the threshold required for segment reporting.
(5) Operating income percent comparisons are not provided because they are not meaningful.
(6) Prior periods have been restated to remove from continuing operations the Attwood marine business that was divested.


    About Steelcase Inc.

    Steelcase Inc. helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2004 revenue was approximately $2.35 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 50 locations and approximately 14,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.

    Forward looking statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future events. Statements and financial discussion and analysis contained in this report that are not historical facts are forward-looking statements. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, Steelcase. Forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Although Steelcase believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: competitive and general economic conditions and uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; competitive pricing pressure; pricing changes by the company, its competitors or suppliers; currency fluctuations; changes in customer demand and order patterns; changes in the financial stability of customers dealers (including changes in their ability to pay for product and services, dealer financing and other amounts owed to the company) or suppliers; changes in relationships with customers, suppliers, employees and dealers; the mix of products sold and of customers purchasing (including large project business); the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; the company's ability to successfully reduce its costs, including actions such as workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value and/or related impairments, production consolidation, culling products and increased global sourcing; the company's ability to successfully implement a surcharge relating to cost increases in steel; implement technology initiatives; integrate acquired businesses; migrate to a less vertically integrated model; initiate and manage alliances; and manage consolidated dealers; possible acquisitions or divestitures by the company; changes in business strategies and decisions; and other risks detailed in the company's Form 10-K for the year ended February 28, 2003 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.


                            STEELCASE INC.
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 (in millions, except per share data)

                                Three Months Ended Twelve Months Ended
                                ------------------ -------------------
                                Feb. 27,  Feb. 28, Feb. 27,  Feb. 28,
                                  2004      2003     2004      2003
                                --------- -------- --------- ---------
Revenue                           $563.4   $623.8  $2,345.6  $2,529.9
Cost of sales                      408.6    429.8   1,688.0   1,785.3
Restructuring costs                 20.2      5.8      42.3      16.5
                                --------- -------- --------- ---------
    Gross profit                   134.6    188.2     615.3     728.1
Operating expenses                 170.7    178.4     677.6     744.5
Restructuring costs                  4.3      4.7      11.2      44.7
                                --------- -------- --------- ---------
    Operating income (loss)        (40.4)     5.1     (73.5)    (61.1)
Interest expense                    (4.6)    (5.4)    (18.5)    (20.9)
Other income (expense), net         (3.6)    25.9        --      16.4
                                --------- -------- --------- ---------
     Income (loss) from
      continuing operations
      before income tax benefit    (48.6)    25.6     (92.0)    (65.6)
Income tax (benefit) provision     (34.7)     9.3     (50.6)    (24.7)
                                --------- -------- --------- ---------
    Income (loss) from
     continuing operations         (13.9)    16.3     (41.4)    (40.9)
Discontinued operations, net        (0.3)     1.3      22.4       4.7
                                --------- -------- --------- ---------
    Income (loss) before
     cumulative effect of
     accounting change             (14.2)    17.6     (19.0)    (36.2)
Cumulative effect of accounting
 change                             (4.2)      --      (4.2)   (229.9)
                                --------- -------- --------- ---------
    Net income (loss)             $(18.4)   $17.6    $(23.2)  $(266.1)
                                ========= ======== ========= =========
Basic and diluted per share data:
  Income (loss) from continuing
   operations                     $(0.10)   $0.11    $(0.28)   $(0.28)
  Income and gain from
   discontinued operations            --     0.01      0.15      0.04
  Cumulative effect of
   accounting change               (0.03)      --     (0.03)    (1.56)
                                --------- -------- --------- ---------
  Earnings (loss)                 $(0.13)   $0.12    $(0.16)   $(1.80)
                                ========= ======== ========= =========
Dividends declared per common
 share                             $0.06    $0.06     $0.24     $0.24
                                ========= ======== ========= =========
Weighted average shares
 outstanding                       147.9    147.6     147.9     147.6
                                ========= ======== ========= =========


                            STEELCASE INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in millions)

                                               (Unaudited)
                                                 Feb. 27,    Feb. 28,
                                                  2004         2003
                                               ------------ ----------
                    ASSETS
  Current assets:
    Cash and cash equivalents                    $  262.2   $  128.9
    Accounts receivable, net                        362.2      367.2
    Notes receivable and leased assets, net          76.8       84.9
    Inventories                                     114.4      129.8
    Other current assets                            128.2      134.4
                                               ------------ ----------
               Total current assets                 943.8      845.2

  Property and equipment, net                       713.8      774.0
  Notes receivable and leased assets, net            68.3      125.9
  Goodwill and other intangible assets, net         298.3      306.0
  Other assets                                      326.1      299.5
                                               ------------ ----------
               Total assets                      $2,350.3   $2,350.6
                                               ------------ ----------


     LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                             $  161.8   $  145.4
    Short-term borrowings and current portion
     of long-term debt                               34.4       30.0
    Accrued expenses:
         Employee compensation                       94.0       90.9
         Employee benefit plan obligations           33.9       39.6
         Other                                      219.1      205.0
                                               ------------ ----------
               Total current liabilities            543.2      510.9
                                               ------------ ----------

  Long-term liabilities:
    Long-term debt                                  319.6      294.2
    Employee benefit plan obligations               237.5      237.8
    Other long-term liabilities                      44.2       52.6
                                               ------------ ----------
               Total long-term liabilities          601.3      584.6
                                               ------------ ----------
               Total liabilities                  1,144.5    1,095.5
                                               ------------ ----------

  Shareholders' equity:
    Common stock                                    289.8      286.1
    Accumulated other comprehensive loss            (43.0)     (50.1)
    Deferred compensation - restricted stock         (1.4)        --
    Retained earnings                               960.4    1,019.1
                                               ------------ ----------
               Total shareholders' equity         1,205.8    1,255.1
                                               ------------ ----------
               Total liabilities and
                shareholders' equity             $2,350.3   $2,350.6
                                               ------------ ----------


                            STEELCASE INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions)

                                                       (Unaudited)
                                                   Twelve Months Ended
                                                   Feb. 27,  Feb. 28,
                                                     2004       2003
                                                   --------  ---------
OPERATING ACTIVITIES
Net income (loss)                                  $ (23.2)  $ (266.1)
Depreciation and amortization                        141.4      157.0
Cumulative effect of accounting change                 4.2      229.9
Gain on sale of discontinued operations              (31.9)       ---
Changes in operating assets and liabilities, net
 of corporate acquisitions                             2.0      (47.7)
Other, net                                            (9.8)     (31.3)
                                                   --------  ---------
Net cash provided by (used in) operating
 activities                                           82.7       41.8
                                                   --------  ---------

INVESTING ACTIVITIES
Capital expenditures                                 (43.0)     (76.5)
Proceeds from the disposal of fixed assets            28.8       55.6
Net proceeds on sale of discontinued operations       47.9        ---
Proceeds from the sales of leased assets              48.8      302.0
Net decrease in notes receivable and leased assets    13.3       18.0
Other, net                                             8.4       17.4
                                                   --------  ---------
Net cash provided by investing activities            104.2      316.5
                                                   --------  ---------

FINANCING ACTIVITIES
Long-term debt issuances (repayments), net           (23.1)    (138.7)
Short-term borrowings (repayments), net                0.5     (131.2)
Common stock issuance                                  1.6        3.8
Dividends paid                                       (35.5)     (35.4)
                                                   --------  ---------
Net cash used in financing activities                (56.5)    (301.5)
                                                   --------  ---------

Effect of exchange rate changes on cash and cash
 equivalents                                           2.9        2.7
                                                   --------  ---------

Net increase (decrease) in cash and cash
 equivalents                                         133.3       59.5
Cash and cash equivalents, beginning of period       128.9       69.4
                                                   --------  ---------
Cash and cash equivalents, end of period           $ 262.2   $  128.9
                                                   --------  ---------

    CONTACT: Steelcase Inc.
             Investor Contact -
             Raj Mehan, Investor Relations, 616-698-4734
             OR
             Media Contact -
             Jeanine Hill, Communications, 616-698-3765